Pricing Supplement dated January 7, 1997                   Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                      File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series D - Floating Rate

===============================================================================================================
Principal Amount: $20,000,000                            Initial Interest Rate: To be determined as of 01/08/97
Agent's Discount or Commission: $40,000                  Stated Maturity Date:  01/11/99
Net Proceeds to Issuer: $19,960,000                      Original Issue Date: 01/10/97
Issue Price: 100%                                        Trade Date:  01/07/97
===============================================================================================================
Calculation Agent: Chase Manhattan Bank                  Cusip No.:  00756QCZ9

Interest Calculation:
      [ X]    Regular Floating Rate Note                 [  ]    Floating Rate/Fixed Rate Note
                                                                   (Fixed Rate Commencement Date):
      [  ]    Inverse Floating Rate Note                           (Fixed Interest Date):
                (Fixed Interest Rate):

      [  ]    Other Floating Rate Note (see attached)

Interest Rate Basis:
      [  ]    CD Rate                                    [  ]    Commercial Paper Rate
      [  ]    Eleventh District Cost of Funds Rate       [  ]    Federal Funds Rate
      [  ]    LIBOR                 Index Currency:
      [  ]    LIBOR Reuters                              [  ]    Treasury Rate

      [ X]    LIBOR Telerate
                                                         [  ]    Other:
      [  ]    CMT Rate
                       Designated CMT Telerate Page:
                       Designated CMT Maturity Index:

Initial Interest Reset Date:  April 11, 1997             Spread (+/-):  +0.2800%
Interest Reset Dates:  The 11th day of each April,       Spread Multiplier: N/A
                       July, October and January         Maximum Interest Rate: N/A
                                                         Minimum Interest Rate: N/A

Interest Payment Dates:  The 11th day of each April, July, October and January, commencing April 11, 1997, with a final interest payment on January 11, 1999

Index Maturity: 3-Month LIBOR

Day Count Convention:
         [ ]    30/360 for the period from                      to
         [X]    Actual/360 for the period from  01/10/97 to 01/10/99
         [ ]    Actual/Actual for the period from               to

Redemption:
         [X]    The Notes cannot be redeemed prior to the Stated Maturity Date.
         [ ]    The Notes may be redeemed prior to the Stated Maturity Date.
                Initial Redemption Date:
                Initial Redemption Percentage: _____%
                Annual Redemption Percentage Reduction:   ____%
                until Redemption Percentage is 100% of the principal amount.
Repayment:

         [X]    The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
                Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         [ ]    Yes      [X]     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         [X]    Book Entry       [  ]     Certificated

Agent acting in the capacity as indicated below:

         [X]    Agent            [  ]     Principal

If as Principal:

         [  ]    The Notes are being offered at varying prices related to
                 prevailing market prices at the time of resale.

         [  ]    The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ X ]    Other Provisions:  Prudential Securities Incorporated

         [  ]  Salomon Brothers Inc

                   [  ]  Bear, Stearns & Co. Inc.

                             [  ]  CS First Boston

                                       [   ] Donaldson, Lufkin & Jenrette
                                                  Securities Corporation

                                                       [   ] Merrill Lynch & Co.